Exhibit 99.1

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EDITED TRANSCRIPT

GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

EVENT DATE/TIME: JUNE 05, 2012 / 12:30PM GMT

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

CORPORATE PARTICIPANTS

Neal Nackman G-III Apparel Group Ltd - CFO

Morris Goldfarb G-III Apparel Group Ltd - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Edward Yruma KeyBanc Capital Markets - Analyst

Eric Beder Brean Murray, Carret & Co. - Analyst

Diana Katz Lazard Capital Markets - Analyst

Jim Duffy Stifel Nicolaus - Analyst

Mike Richardson Sidoti & Company - Analyst

Dana Telsey Telsey Group - Analyst

PRESENTATION

Operator

Good day, Ladies and Gentlemen. Welcome to the G-III Apparel Group, Ltd. first quarter of fiscal 2013 earnings conference call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. Now I would like to turn the conference over to Mr. Neal Nackman, Chief Financial Officer. Please go ahead.

Neal Nackman - G-III Apparel Group Ltd - CFO

Thank you. Before we begin, I would like to remind participants that certain statements made on today’s call and in the Q&A session may constitute forward-looking statements within the meaning of the Federal Securities laws. Forward-looking statements are not guarantees and actual results may differ materially from those expressed or implied in forward-looking statements. Important factors that could cause actual results of operations or the financial condition of the Company to differ are discussed in the documents filed by the Company with the SEC. The Company undertakes no duty to update any forward-looking statements. In addition, during the call we will refer to EBITDA which is a non-GAAP number. We have provided a reconciliation of EBITDA to our net income according to GAAP in our press release and on our website. I will now turn the call over to our Chairman and Chief Executive Officer, Morris Goldfarb.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Good morning and thank you for joining us to discuss our first quarter results. With me today are Sammy Aaron, our Vice Chairman; Neal Nackman, our Chief Financial Officer; Wayne Miller, our Chief Operating Officer; and Jeffrey Goldfarb, our Head of Business Development. I’m pleased to report we’re off to a good start for the new fiscal year. Our revenue growth was strong and we beat our sales plan for the quarter. We reported a record first quarter with $229 million in revenues. This is an increase of about 17% compared to last year’s first quarter. A net loss of $0.04 per share was in line with our plans and right in the middle of the guidance we provided. As you know, a small loss in the first quarter is typical for us given the seasonality of our business which is weighted toward fall.

The continued aggressive promotional environment impacted our margins in the first quarter. We expect product costs will moderate further for the remainder of the year which is expected to drive better profitability. Our balance sheet at the end of the quarter remains strong. At the end of the quarter, our only debt consisted of revolving loans associated with our working capital needs. We have no long-term debt and we expect to generate good cash flow as the year progresses.

We are allocating our resources thoughtfully and have continued to make the investments needed to support the growth of several new businesses. The essence of our growth strategy is to leverage our capabilities to maximize each category and to build new operational platforms that can expand products that we offer. We are doing it with the best brands in the industry. Let me walk you through some of our businesses. Let’s start with Calvin Klein. We will ship at wholesale over $500 million or approximately $1.2 billion at retail this year in the US alone. Our relationship with PVH and Calvin Klein has never been stronger.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

This relationship, of course, began with the Calvin Klein outerwear license. This business has remained a strong performer and we expect it to remain one for both men’s and women’s outerwear this coming Fall. Calvin Klein dresses continue to lead the way for our major department store customers throughout the country. We expect another strong year from this business. We’re also pleased with our sportswear initiative. We’ve added new leadership, the order book is good, we have improved our distribution mix, and we expect margins to improve. Handbags also continue to expand and we’re excited to be planning on installing fixtured areas with some of our retail partners later this year. The business is growing both through the addition of new doors and increased penetration. We’re quickly gaining market share in a very competitive category.

Our luggage business is also growing and proceeding on plan. I’m pleased to report that our Calvin Klein women’s suit and separates business is tracking and selling well. This category has been quiet at retail but not for us. We’re seeing good selling at retail and may have some upside potential in this business this year. Finally, we’re continuing to push forward with our plans to grow Calvin Klein performance. Our US wholesale business is doing quite well and our first two stores in the US are now open in Scottsdale, Arizona and Union Square, San Francisco. Our China joint venture for Calvin Klein performance is focused on getting the right initial real estate for the concept stores which will form the foundation for our growth.

I’d now like to move into a review of our strategic relationship with Vince Camuto and their brand portfolio, which includes Jessica Simpson. They’ve been a great partner and they’re great operators. Jessica Simpson has rapidly become a force in the retail market across many women’s categories led by shoes, handbags, and dresses. The country truly loves her and this brand. Our Jessica Simpson dress business is now in almost a thousand doors up from 450 a year ago. We’re excited to launch Jessica Simpson’s ladies coats for fall. Vince Camuto is also very quickly becoming an important fashion brand for the market. Our Vince Camuto dress line is positioned to be a key growth business for us. We’re in approximately 450 doors with this product.

As you know, a partnership with Vince includes a joint venture for footwear and accessory outlet stores. There are now 11 stores. We remain in the test mode and we’re constantly reviewing the results and operations with the Camuto Group. In November of last year we took over the Kensie Contemporary women’s sportswear business. Kensie is a brand that we’ve identified as a strategic focus for us. It is fashionable, edgy, and elegant, really the right mix of underlying attributes for a contemporary brand right now. The spring sportswear launch has gone well and it confirms for us that this is a powerful brand. We have a separate team handling this business, led by Eric and Lani Karls, the original founders of the Kensie brand. Our next launch will be in dresses for this fall. The response has been quite good. We’ll look to launch other categories such as handbags next year.

In addition to these relationships involving licensed brands we have our own Andrew Marc brand. While Andrew Marc and Marc New York outerwear alone is a powerful business and appears to be positioned for a good fall season this year, we’re also working to build out the lifestyle position of the brand through key category expansion. We’ve brought women’s handbags in the house and we’ll be relaunching it next year. We also expect to continue to expand the license portfolio and are excited to be bringing several new categories to market for this brand. I’m also pleased to note that we’re now operating four Andrew Marc outlet locations.

The team sports business is heading for an even stronger year this year. This business is being very effectively run by Carl Banks who I’m sure you know as the former two-time Super Bowl champ for the New York Giants. Carl has been at this with us since 1986 and he’s done an excellent job. We’re excited to have an expanded NFL license that went into effect on April 1 and expect to grow both men’s and women’s sports apparel this year in both big box stores and specialty stores. This is one of our strongest businesses in the portfolio. Our product is really good and the bookings are strong.

We obviously have many other great brands in a number of categories. Guess? is a business we started in 2005. The Marcianos and their organization have been amazing partners along the way. Kenneth Cole is one of our first original fashion licenses and continues to be strong; it’s a consistent performer and it’s a great brand. Cole Haan was among our first luxury tier licenses and continues to be an important brand for us. Tommy Hilfiger, which has remained a key brand for Macy’s, is a great anchor for us in both luggage and outerwear. I also want to mention Levi’s which is one of the rare brands that sells in multiple tiers of distribution. With brands like these, our business has never been better diversified than it is today.

Our Wilson’s Outlet business had a good first quarter with comps up 6.3%. Handbags and accessories led the way for the quarter. We believe we’ve taken the appropriate steps in planning our business conservatively this year. We’re looking forward to the benefits of some lower input costs that will help the margins in the balance of the year. With respect to the outlook on fall specifically, our order book is shaping up pretty nicely. We’re about 74% book-to-plan right now versus a year ago level of 71%.

Neal will give you details of our outlook in a moment, but I’d say that in general, we’re buying better, becoming more efficient in the way we flow product; we have a lot of growth opportunities, and we’re being prudent with our inventory commitment. We have a strong management team with years of experience in our Company and they know how to get the job done. We’re confident in our plan for growth and increased margins for the balance of the year. Thank you, and I’ll now turn the call over to Neal Nackman.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Neal Nackman - G-III Apparel Group Ltd - CFO

Thank you, Morris. Our net loss for the quarter was $847,000 or $0.04 per share compared to $520,000 or $0.03 per share in last year’s first quarter. Net sales for the quarter ended April 30, 2012 increased 16.5% to $229 million from $197 million in the same period last year. Net sales of wholesale licensed product increased to $157 million from $128 million, driven by increased net sales of Calvin Klein license product primarily in our dresses and women’s suits and handbags line. In addition, this was the first quarter for shipping of our new Kensie dress line and we also experienced an increase in net sales of our Jessica Simpson dresses over the prior year period.

Net sales of wholesale non-licensed products were $47 million this quarter and $47 million in the comparable quarter of last year. Net sales of our retail operations increased to $36 million from $32.6 million in the prior year’s first quarter as a result of new store openings and a comparative store sales increase of 6.3%. The gross margin percentage was 29.9% in the three-month period as compared to 30.2% in the prior year. The gross margin percentage in our wholesale license product segment was 25.7% this quarter compared to 25.8% in the prior year. In our wholesale non-license product segment, gross margin was 24.6% compared to 25.4% in the prior year. And in our retail operations segment, gross margin was 46.3% compared to 44.9% in the prior year.

The decrease in our non-license gross margin was primarily attributable to a more promotional environment and an inability to pass off price increases in the moderate dress line. Total SG&A increased to $66.6 million in the quarter ended April 30, 2012 from $57.9 million in the same period last year. This increase is primarily a result of increases in personnel costs, advertising costs, and outside warehousing expenses associated with our growth in sales and higher inventory balances. Regarding our balance sheet, accounts receivable increased primarily as a result of increased sales and were $176.5 million compared to $128.2 million at the end of the prior year’s first quarter.

Inventory was $208.8 million compared to $167.8 million at the end of the first quarter. Inventory increases were as a result of carryover at our inventory and increases in our new and developing business lines including handbags, luggage, and several dress initiatives. Lastly I would like to discuss our guidance for the full fiscal year and the second quarter. For the fiscal year ending January 31, 2013, we are maintaining our previous forecast which called for net sales to increase approximately 10% to approximately $1.35 billion compared to the $1.2 billion of net sales in Fiscal 2012 and net income to increase between 9% and 13% to between $54 million and $56 million or between $2.62 and $2.72 per diluted share compared to net income of $49.6 million or $2.46 per diluted share in fiscal 2012.

We also continue to forecast EBITDA to grow between 11% to 15% to approximately $102.5 million to $106 million compared to $92.4 million in fiscal 2012. With respect to our second quarter guidance we are forecasting net sales to increase approximately 9% to approximately $250 million in this year’s second quarter compared to $230 million in the comparable quarter in the prior year. We are forecasting net income between $800,000 to $1.6 million or between $0.04 and $0.08 per diluted share for the second quarter compared to net income of $1.6 million or $0.08 per diluted share in the previous year’s second quarter. That concludes my comments. I will now turn the call back to Morris for closing remarks.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you, Neal. We believe we’re in an excellent strategic position in the apparel market. We’ve successfully diversified our operations and are anchored by powerful brands. We’ve achieved a degree of scale with a revenue forecast for the year of over $1.3 billion. That enables us to achieve meaningful economies of scale.

While we do not have anything specific to report with respect to acquisitions, we’re constantly reviewing possibilities. We have a lot of growth opportunities on our plate. They range across categories, distribution channels including our own retail stores, and a variety of brands. We think our initiatives are well balanced and that our business for the remainder of the year is in good shape and we’re pleased to be booking well. I think that about wraps up our comments. Operator, I’d now like to open up the call to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Edward Yruma, KeyBanc Capital Markets.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Edward Yruma - KeyBanc Capital Markets - Analyst

You guys had some really nice improvement in gross margins in your owned-retail business. How should we think about the margins there longer term? Do you still have continued upside?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Yes, we do have continued upside in our owned-retail stores. We’re buying better. We’re utilizing our inventory that actually remained at wholesale. We decided not to close out inventories through the off-price channel in outerwear. As we all know, it was an incredibly warm winter. We made a conscious decision to hold inventory for this year to distribute to our outlet stores. That enables us to maximize the value at wholesale, as well as retail. So, we’ll see improvement this year, and as time goes on, we’ll see added improvements in margin for retail.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great, and a follow-up to that. You mentioned in your prepared remarks also about this carryover outerwear inventory. Can you contextualize really the amount of that carryover, and as you indicated, will you clear out of that through outlet through the remainder of the year, or is that kind of a longer-term process? Thanks.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

We should have no trouble clearing the inventory in a timely fashion. There are a couple of initiatives, one of which was taking back some product from retailers, and recycling it back into this coming year. That product should be shipped maybe August/September of this coming year. The feature of not cutting as much private label for our own retail, and utilizing our existing inventory, is going to help as well. So, I’d say there is no concern for the inventory levels that we currently own in outerwear.

And Neal, the amount that we own?

Neal Nackman - G-III Apparel Group Ltd - CFO

Ed, in terms of quantifying it, we’ve probably got extra carryover inventory that represented about 10% of that 24% increase, if you compared it to last year’s total. So, really, when you think about the size of our total outerwear business, we feel very comfortable with the level.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great. Thank you very much.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you, Ed.

Operator

Eric Beder, Brean Murray.

Eric Beder - Brean Murray, Carret & Co. - Analyst

Good morning, congrats on a solid start to the year.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you, Eric.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Eric Beder - Brean Murray, Carret & Co. - Analyst

Yes, could you talk a little bit about the dress business overall? I know you mentioned Jessica Simpson. How much short strength are you seeing in the overall dress business for Spring, and how do you see that transition for Fall?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Our Spring dress business has never been better, whereas we had some difficulties in Fall with our outerwear business because of weather. This one is working to our benefit. The weather has been perfect for dresses. Our Calvin Klein business is increasing, our margins are better, our sell-throughs are better, the Jessica Simpson business for Spring has - actually it’s doubled in size, and will continue to do so for the remainder of the year. Andrew Marc is finally online for dresses. Our dress business is a profitable one this year.

Vince Camuto is a launch for Spring. It’s performing well. There is not an area of business, other than maybe the moderate piece; the moderate piece of our business is struggling a little bit, but nothing to be concerned about. We couldn’t ask for a much better season in dresses.

Eric Beder - Brean Murray, Carret & Co. - Analyst

Okay, and in terms of the entire sportswear segment, sounds like you’re taking share in that with Kensie and Calvin Klein. I know the sportswear segment has been somewhat spotty. Are you seeing that entire segment improve, or do you believe that you’re just taking market share there?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

In our business, it’s not only about market share. It’s about producing better product. It’s about how to do the business better, managing inventory better. We’ve pretty much replaced the leadership group of Calvin Klein sportswear. It’s making a world of a difference. So, I wouldn’t project a major increase in our Calvin Klein sportswear business, which would indicate growth in market share.

The market share piece that we will garner is more of the contemporary area with Kensie. So, Kensie this year will be in approximately 800 doors. The sell-throughs are very good in our first year of Kensie. We will have a very profitable business. And we’re utilizing Kensie for some private label business as well; that would be a much younger segment. That will be very junior, and we’re beginning to ship that product as well. So, sportswear is a growth area for us. We are not a very large sportswear company yet, but I would say within the next two, three years we will make our mark.

Eric Beder - Brean Murray, Carret & Co. - Analyst

Okay, and finally, in terms of raw materials, you are not - from my understanding, you are not a huge cotton player. Where are you seeing gains in costing or in labor, and what kind of gains are you looking out after about Q1 or Q2 in terms of that?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Well, a year ago, the concern was getting enough production out of China; your orders were placed early. There was a concern that the Chinese market would consume a big percentage of what they produce. That really didn’t occur, and we paid up for it very early to protect our inventory, protect our needs. This year, we’re buying differently. Cotton has come down. The down business, which is a very big piece of our business, has decreased in price as well. And the fact that the European economy is not strong is serving us well. We’re buying better. The factories that serve Europe are hungry for business, so we’re able to get much better pricing this year than last year.

Eric Beder - Brean Murray, Carret & Co. - Analyst

Great, and good luck for the rest of the year.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you, Eric.

Operator

Diana Katz, Lazard Capital Markets.

Diana Katz - Lazard Capital Markets - Analyst

Morris, while it’s early, and it’s only two stores, can you talk about the performance of the two Calvin Klein performance stores?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Yes. Diana, we opened Scottsdale about three months ago. It’s beating projections; business is good. We’re finding our way. We built a great store; it was well designed jointly by the Calvin Klein people. The architecture that they provide us with is quite good. The product is amazing. We’re turning it well.

And San Francisco is a little bit slower to start. We’ve got some improvements to deal with. The dynamics of the community are a little different than Scottsdale. We’re dealing with it, and we believe that it will ultimately be a very good store. We’re monitoring these stores closely. We’re shopping real estate, but until we are very comfortable that this is a great initiative, we will not open an aggressive amount of stores.

Diana Katz - Lazard Capital Markets - Analyst

Okay, and then, can you talk about the suit separate business? That seems to have turned this year. You indicated pieces of it are doing better. Maybe if you could talk about your owned strength there versus your competitors that aren’t seeing strength in that business?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Our suit separate business for the last two years has not been very good. This year, it’s excellent. We’re in approximately 800 stores. We are selling a tremendous amount of blouses. The collection is just amazing to look at. I shopped it the other day with a customer, and there’s an absolute great reason for the sales that we’re getting.

We seem to be dominating the areas that we’re in. We’re replenishing product. It’s become a fairly simple business. It was much more complicated than it needed to be. We’ve realigned it, and we’re very pleased with the direction of the business.

Diana Katz - Lazard Capital Markets - Analyst

Okay, and then, can you also talk about your bookings in the sportswear business, how the new designs are trending with your retailers and the order book?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Our new designs are just getting into the stores. This is a new management team that just came into place. The product has been very well received. The early shipments are retailing well. And the plan in sportswear is - at best, it’s a flat plan compared to last year, with margin improvements and much better inventory management.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Diana Katz - Lazard Capital Markets - Analyst

Okay, and then finally, Neal, for modeling purposes, should we continue to model the non-license segment revenues flat in 2Q, with some growth in the second half? And then overall, should we anticipate SG&A leverage in the second quarter as well?

Neal Nackman - G-III Apparel Group Ltd - CFO

Yes, Diana, let me start with the last part. As far as SG&A leverage, if you’ll recall where I said on the first-quarter call, that we were not expecting to have SG&A leverage this year; we are expecting gross margin improvement for the full year. And in terms of specifics on the second quarter, that probably is true. I don’t want to get too specific, but that same trend will apply to the second quarter. And in terms of the first part of your question, as far as non-license growth, I think more of the growth this year will be in the license segments than in the non-license part of our business.

Diana Katz - Lazard Capital Markets - Analyst

Thank you very much.

Operator

(Operator Instructions)

Jim Duffy, Stifel Nicolaus.

Jim Duffy - Stifel Nicolaus - Analyst

Thanks, good morning, everyone. Neal, I’m hoping you can speak to the gross margin comparisons, and the opportunity for gross margins over the remaining quarters of the year.

Neal Nackman - G-III Apparel Group Ltd - CFO

Jim, I’m sorry, you faded out a little bit. Can you repeat that question?

Jim Duffy - Stifel Nicolaus - Analyst

Sure. I’m hoping you can speak to the margin comparisons, and the opportunities for gross margins over the remaining quarters of the year.

Neal Nackman - G-III Apparel Group Ltd - CFO

Yes, I think that - look, as we get towards the back end of the year, that’s where we had some of the bigger shortfalls last year. I think that’s certainly the place where we’re going to have the bigger pick-ups, but I would expect that Q2 should show some improvement. Q3, our gross margin last year was not all that bad, but still again with some room for improvement as well.

Jim Duffy - Stifel Nicolaus - Analyst

Okay, that’s helpful, thanks. And then Morris, can you speak a little bit to opportunities for new licenses? Which classifications do you feel offer the most opportunities for new business?

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

You know, we’re not aggressively seeking new licenses. We certainly have our share of coat licenses, as well as our own brands. We’re fairly well covered on all the segmentations of the dress market. Sportswear is a possibility, but we’ve got to get better at it; it’s a complicated business. And in handbags we have Calvin Klein, we have Andrew Marc, we have Kensie, so we have a long way to go really before we really get aggressive and search out brands.

We believe that we hold some of the best brands in the industry, so our challenge is to maximize the potentials of those brands. We’re pleased with the dress business. We’re extremely pleased with the coat business. Suits - the market hasn’t really opened up broadly for suit demand. I’d say that we’re garnering a tremendous amount of the space. I don’t know that there’s room for four more brands, so - and then we have a brand like Levi’s that we rarely talk about, but Levi’s has been kind of a sleeper in our portfolio.

We’ve maintained a nice business with it, but it’s one of those brands that crosses pretty much all channels. We sell Wal-Mart with that brand. We sell Macy’s with that brand. We sell Bloomingdale’s with that brand. This year Levi’s will double in size. So, we’ve got opportunities, major opportunities, with our existing brands. More of the focus today would be finding acquisitions that blend with our business, building lifestyle brands, taking our skill set, and be it design store, distribution, and applying it into national brands, into lifestyle brands, and being in control of our own destiny. That would be more the focus for the future.

Jim Duffy - Stifel Nicolaus - Analyst

I understand. With your stock price depressed as it is, how would you plan to fund those acquisitions?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

I’m sorry?

Jim Duffy - Stifel Nicolaus - Analyst

With your stock price depressed as it is, how would you plan to fund those acquisitions?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

We have got a great balance sheet. We have no problem in supporting acquisitions today.

Jim Duffy - Stifel Nicolaus - Analyst

What would you say your capacity is for an acquisition?

Neal Nackman - G-III Apparel Group Ltd - CFO

We really have no long-term debt on the balance sheet, and we’ve got plenty of people that would be very interested in helping us fund on a long-term basis. If you look at our EBITDA, even against our average debt, we’ve got a lot of capacity to lever the Company with the existing assets, so we don’t really see that at the moment as a large impediment.

Jim Duffy - Stifel Nicolaus - Analyst

Okay, and then final question, Morris. Can you talk a little bit about the balance of your distribution by channel, and maybe which channels are growing in importance, and which are diminishing in importance?

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

I’d say the pieces that are maybe diminishing in importance would be the private-label pieces of the Missy and the mass market tier of business. Department stores are growing, and growing at a fairly aggressive rate. Mass market, we’re doing some private label, and selling some of our sports license products to. So, I’d say there are companies like New York & Company years ago that were a very big piece of our business, and Charming Shoppes, and we had an area that was specifically Coldwater Creek that really doesn’t exist any longer. Those are the pieces that are diminishing, but the department store segment is growing. Last year, we’re more aggressive than I would have liked in the off-price channel, so we’ll bring that down. But overall, it’s a very well-balanced distribution.

Jim Duffy - Stifel Nicolaus - Analyst

Great. Thanks so much.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

We don’t focus on the distribution of our sports license division, our team business. We’re able to sell all the athletic stores, the mass tier, there’s hardly a retailer in this country that we don’t have the capability of selling, and I’d say it would be a fair bet to say that we sell most of them in some form or another.

Jim Duffy - Stifel Nicolaus - Analyst

Thanks so much, and good luck.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you.

Operator

Mike Richardson, Sidoti.

Mike Richardson - Sidoti & Company - Analyst

Can you just give us an update on how many stores you’re currently operating? And second part would be - when do you think you’re going to open your first store in China?

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

We’re currently operating at the Wilsons approximately 140 stores. They’re all outlet stores other than 2; we tried 2 mall locations as a test. They’re working very well. The economics seem to be working well. At one time, Wilsons was 650 stores in malls, and 100 stores in outlet. Today it’s 138 outlet stores and 2 mall locations, so we may roll out some additional mall locations if the economics prove themselves out.

We have 11 Vince Camuto stores, and we have 4 Andrew Marc stores. That’s all we have - and then Calvin Klein. We have these 2 Calvin Klein stores that we spoke about, which are strictly performance stores. They’re yoga stores, well designed, and one of them in San Francisco and the other one in a lifestyle center in Scottsdale, Arizona. And we are now busy searching for the finest locations in China for a Calvin Klein performance initiative.

Mike Richardson - Sidoti & Company - Analyst

Any idea when you’ll be opening a store up in China?

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

When? I’m sorry - ?

Mike Richardson - Sidoti & Company - Analyst

Yes.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Well, we have a team going there toward the end of this month to finalize site selection, and I would say we were pushed back a little bit. The locations that were available were not appropriate for what we were looking for, and therefore, we decided to push back several months before we launched. We want to launch strong. We want to launch with appropriate locations and appropriate products, so not in a rush. This is not going to be a game changer for us this year anyway, so if we’re lucky, we’ll open 6 stores in China before the end of the year.

Mike Richardson - Sidoti & Company - Analyst

Okay, thank you very much, guys, and good luck.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Thank you, Mike.

Operator

(Operator Instructions)

Dana Telsey, Telsey Group.

Dana Telsey - Telsey Group - Analyst

Good morning, everyone. Can you give us a little bit of an update - you mentioned Fall bookings. Any outward look into holiday at all, and how order trends or department stores are thinking about that. Second - how is the new leather goods initiative performing? And just lastly, on JCPenney. Any status update on what you’re seeing or hearing from them? Thank you.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Holiday bookings - hi, Dana, thank you very much for your questions. Holiday bookings are very strong. We have some major initiatives for both promotional segments and fashion pieces for holiday. We believe that we’ll far surpass last year’s numbers for holiday. There’s an aggressive tone. Our showrooms have been packed this week. We feel very, very good about where we’re going for holiday.

I would assume you’re referring to our small leather goods and handbag business when you ask - ?

Dana Telsey - Telsey Group - Analyst

Exactly.

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JUNE 05, 2012 / 12:30PM GMT, GIII - Q1 2013 G-III Apparel Group Earnings Conference Call

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

That’s unique. Generally when somebody would ask - how is your leather business? We would refer to our coat business, but your question is a better target, and today it’s a bigger business, quite honestly. The handbag business is doing well. We’re penetrating deeper into the stores that we’re in. We’re beginning to build better fixtures than we did last year.

The product sell-throughs are much better than they were a year ago. And last year being our first year in the business, our efficiencies in sourcing the products weren’t the best. When we originally placed our orders, we wound up canceling and moving into different factories, paying for air freight, and just scrambling to get the right product in the house. This year, we’re much more structured. The margins are going to be significantly better, business is better, so the formula is quite strong.

We’ve taken in Andrew Marc handbags. The sourcing function is the same as the Calvin sourcing team, and our offices overseas are doing an amazing job of overseeing production. Design is specific to Andrew Marc, and the reception has been pretty good. I said in my commentary that we really won’t be launching until next year, but we are shipping a little bit of product to get a feel for the legitimacy and the acceptance for Andrew Marc and Marc New York product. So, we’re excited. I mean, these are good businesses for us.

Your question on JCPenney, we do a fair amount of private label business with JCPenney. We have historically done it in coats. We do a little bit of dress business with JCPenney. A big initiative for us is our team business with JCPenney. That team business has grown this year. Our license has expanded, which enables us to sell them more product. Dockers is a brand that we sell to Penney’s.

And we have an initiative in 700 doors for Juniors sportswear with JCPenney, which is a new initiative. We don’t even have that in our plans, quite honestly. We’re working that business carefully. We’re shipping it well. We’re designing it well, and hopefully, it’s a great initiative.

Dana Telsey - Telsey Group - Analyst

Thank you.

Operator

With no additional questions in the queue, I would like to turn the call back over to your host for any final remarks.

Morris Goldfarb - G-III Apparel Group Ltd - Chairman and CEO

Well, thank you for being with us this morning. Thank you for your patience and tolerance with this Company, and stay tuned.

Operator

Ladies and gentlemen, that will conclude your conference for today. Thank you for your participation.

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